Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: FD Evan Smith / Matt Duch (212) 850-5600 wst@fd.com

West Announces Third Quarter 2009 Results
- Reports $0.50 per Diluted Share, $0.45 per Diluted Share Excluding Unusual Items -
- Revises 2009 Adjusted Diluted EPS(1) Estimate to between $2.08 and $2.13 -
- Announces Fourth Quarter Restructuring Plans for Business Units -
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA November 3, 2009 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its results for the third quarter of 2009.  Summary comparative results were as follows:

($ millions, except per-share data )	Three Months Ended September 30
	2009	2008

Net Sales	$ 258.9	$ 256.2
Gross Profit	71.7	66.0
Reported Operating Profit	25.9	17.9
Adjusted Operating Profit (1)	22.0	19.7
Reported Diluted EPS	$ 0.50	$ 0.40
Adjusted Diluted EPS(1)	$ 0.45	$ 0.37

(1) See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Consolidated sales were 1.0% higher in the quarter when compared to the prior year period including $8.2 million, or 3.3 percentage points, of adverse effects of foreign currency translation. Excluding currency translation effects, consolidated sales were 4.3% higher than in the prior year quarter, with component sales for H1N1 flu vaccinations contributing substantially. The resulting growth in the Pharmaceutical Systems segment more than compensated for lower sales in the Tech Group segment.

Consolidated gross profit margin was 27.7% in the quarter, compared to 25.7% in the third quarter of 2008.  The two margin point increase includes the combined effect of overall higher selling prices and lower raw material costs, net of higher depreciation charges. As a result of improved margins, gross profit increased $5.7 million, to $71.7 million in the current quarter, net of $1.8 million of adverse foreign currency translation.

Adjusted Operating Profit grew by 11.7% compared to the prior year period. The effect of the consolidated gross margin improvement was muted by $2.8 million in higher U.S. pension expense and $0.7 million of unfavorable foreign currency translation, net of $0.6 million in lower stock-based compensation expense.

The Company announced plans to restructure certain business operations, which will result in the elimination of approximately 100 jobs, and to re-evaluate certain business initiatives and assets. These will result in total charges in the range of $8.0 million to $10.0 million. Approximately $7.0 million of charges are expected to be included in the Company’s reported results for the fourth quarter of 2009.  The restructuring is expected to result in annual savings of approximately $6.0 million in 2010 and approximately $8.0 million annually thereafter.

Executive Commentary

“The growth that we are seeing in sales of packaging components and systems, excluding currency translation, is the best indicator we have that inventories in the supply chain are at or near the low point for this cycle,” said Donald E. Morel Jr., Ph.D., the Company’s Chairman and Chief Executive Officer. “Demand for flu vaccine added to that growth and should continue to contribute through the next two quarters, during which we expect overall demand to firm. In the Tech Group, sales under existing manufacturing contracts remain sluggish. The restructuring plan we announced today will improve operating efficiencies in both business segments, enhancing our strategic focus on maintaining and building our proprietary injectable drug delivery product portfolio. The Tech Group will continue to provide critical engineering and manufacturing support to those development efforts, which we believe will accelerate West’s growth in the longer term.”

“In revenue terms, this third quarter was relatively strong compared to the first half of the year. We expect the unusual seasonality of 2009 to continue and that fourth-quarter sales will be the strongest of the year, despite some continued weakness in the Tech Group.  Our revised guidance is for 2009 Adjusted Diluted EPS of between $2.08 and $2.13. We expect the overall improvements we’ve seen during the last four months to continue through the fourth quarter and into 2010, and are forecasting revenue growth of between 3% and 5% for next year, excluding the effects of currency translation.”

Pharmaceutical Systems Segment

Pharmaceutical Systems segment sales for the third quarter of 2009 were $198.1 million, $7.6 million higher than those reported in the third quarter of 2008. Unfavorable foreign currency translation reduced comparable quarterly sales by $7.2 million, or 3.8%. Excluding the effects of currency translation, sales grew by $14.8 million, or 7.8%.

H1N1 flu vaccination-related sales of $9.7 million, primarily for serum stoppers, were augmented by growth in components used in the processing and packaging of freeze-dried pharmaceutical products, and components for prefillable syringes and cartridges. In each of those categories, Westar® processing and West’s component coating technologies contributed to the sales value of the incremental units. Geographically, and excluding the effects of currency translation, revenue growth was strongest in North America and Asia.

Gross profit in the quarter was $63.4 million, compared to $56.2 million in the 2008 quarter, and gross margin was 32.0%, 2.5 percentage points higher than in the prior-year period. Currency translation reduced gross profit by $1.6 million. The increase in gross profit compared to the prior-year period was primarily due to the $9.8 million combined effects of higher overall selling prices and a more profitable sales mix, as well as to $1.9 million in lower raw material costs. This is the first quarterly improvement in material costs in 2009 because the benefit of lower market prices for petroleum products through the first half of the year was delayed until the current quarter under the terms of West’s purchase agreements for certain materials.  Those improvements were partially offset by $2.5 million of higher depreciation costs and $1.2 million of increased labor costs.

Pharmaceutical Systems SG&A costs were substantially unchanged in the third quarter compared to the 2008 period, and as a result were lower as a percentage of the higher sales.  Currency translation reduced reported costs of foreign operations by $1.0 million, with those lower reported costs offset by increases in compensation and depreciation expenses. Research spending was $0.4 million higher than in the prior-year quarter. Adjusted operating profit increased 29.4% to $29.9 million, an increase of $6.8 million, net of $0.5 million of adverse currency translation effects.

Tech Group Segment

Tech Group segment sales were $62.9 million in the third quarter, down from $68.3 million in the prior-year period.  Foreign currency translation reduced reported revenue by $1.0 million and contractually mandated price reductions, associated with lower plastic resin costs, accounted for $1.6 million in lower revenue. Excluding those items, revenues were $2.8 million lower, on mixed, but generally lower, demand from customers for their custom-manufactured products. Launch-quantity orders from customers introducing new products contributed substantial revenue in the quarter but were more than offset by the lower demand for more mature products and by product withdrawals that have occurred since the 2008 period. Tooling and development revenues were $1.5 million lower than in the prior year.

Acquisitions and dispositions affect comparisons to the prior-year quarter. Third quarter results include for the first time the operations acquired from Plastef Investissements SA in July 2009, which contributed $4.0 million in sales of proprietary safety needle products.  2009 results do not include revenues from the Tech Group’s former Mexico facility, which was sold in the fourth quarter of 2008. That facility generated $2.7 million of primarily industrial contract manufacturing revenue in the third quarter of 2008 that was not transferred to other West locations following the sale of the facility.

Gross profit was $8.3 million in the quarter, $1.5 million lower than the $9.8 million reported in third quarter of 2008, and gross profit margin was 13.2% compared to 14.4% in the prior year period. Acquisitions and dispositions had no material effect on gross profit. The decline was primarily the result of the negative marginal effect of reduced sales revenue and production throughput, which outpaced the net positive effects of lower raw material and energy costs. SG&A costs increased $0.7 million on higher information technology and compensation costs. Operating profit for the third quarter of 2009 was $2.6 million, compared to $5.1 million in the prior year quarter, reflecting the inefficiencies associated with the lower revenue and utilization.

Corporate and Other

U.S. pension expense was $4.3 million in the current quarter, a $2.8 million increase over the third quarter of 2008, primarily as a result of substantial investment losses incurred by the U.S. pension plan assets during 2008.  Similar effects are being reported in each 2009 quarter.

Stock-based compensation expense decreased by $0.6 million compared to the prior year quarter, due primarily to a change in the estimated cost of the Company’s long-term incentive plan. Other corporate general and administrative costs were substantially unchanged compared to the prior year quarter as increases in depreciation and short-term incentive plan costs were offset by reduced utilization of external service providers.

Net interest expense was $0.4 million lower compared to the prior-year period. The Company’s reported tax expense reflects an expected 2009 annual effective tax rate of 23.8% on operating earnings, as well as the tax effects of “Restructuring and Other Items.” The comparable expected annual tax rate in the 2008 period was 26.1%. The primary reason for the rate reduction is the expected distribution of international earnings for 2009.

Restructuring and Other Items

West today announced operational restructuring plans in both the Tech Group and Pharmaceutical Systems segments, a substantial part of which will be reflected in the fourth-quarter 2009 reported results.

The Tech Group plan will consolidate manufacturing operations and support functions to better align capacity to contract manufacturing activity. Approximately 65 positions will be eliminated by the plan, which is expected to cost between $2.0 million and $3.0 million. Approximately $1.0 million is expected to be included in the results of operations in the fourth quarter of 2009 and the balance will be expended in 2010. The Company expects that it will experience revenue losses of approximately $1.0 million per year of lower margin business, but expects to generate overall annual operating cost savings of approximately $2.0 million in 2010 and $4.0 million once the restructuring is complete.

The Pharmaceutical Systems plan includes: exiting certain specialized laboratory service offerings; retiring information technology applications and associated support; and abandoning plans to expand its U.S. metals facility. Approximately 35 positions are being eliminated. The costs of the plan are expected to be between $6.0 million and $7.0 million, of which approximately $6.0 million is expected to be included in the results of operations in the fourth quarter of 2009. The balance will be expended in 2010.  The plan is expected to generate cost savings in the range of $4.0 million annually.

During the third quarter of 2009, the Company recognized $3.9 million in pre-tax ($1.7 million after-tax) benefits as a result of relief from penalties, administrative charges and interest associated with certain tax deficiencies in Brazil that were recorded in 2007. The relief is pursuant to an amnesty program initiated by the Brazilian government. In addition, the Company recognized a $0.4 million reduction to tax expense in the quarter from the resolution of prior-year tax contingencies. During the third quarter of 2008, the Company reduced certain prior-year tax contingency reserves, recognizing income of $2.2 million in that quarter.

2008 third quarter results included $1.8 million of pre-tax charges for costs that were reimbursed under a contract settlement agreement with Nektar Therapeutics for converting the former Exubera® device production facility. The settlement had no impact on results in the current quarter.

Financial Guidance

The Company revised its 2009 guidance and previewed revenue expectations for 2010. The changes are intended to reflect management’s current expectations and include revisions to revenue, gross profit and Adjusted Diluted EPS(1) estimates. Revised full-year 2009 financial guidance, at assumed exchange rates(3), is summarized as follows:

2009 Guidance
Consolidated Sales(3)	$ 1.03 to $ 1.05 billion
Pharmaceutical Systems Revenue(3) Pharmaceutical Systems Gross Profit as a Percent of Sales	$ 790 to $ 800 million 33.4%
Tech Group Revenue (includes $12 million of inter-company sales)(3) Tech Group Gross Profit as a Percent of Sales	$ 250 to $ 255 million 14.6%
Consolidated Gross Profit Margin	29.2%
Full Year Adjusted Diluted EPS(1)(2)(3)	$ 2.08 to $ 2.13
(2) (3) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the translation of the Euro at $1.48 to €1.00 for the remainder of 2009. The Company’s earlier guidance reflected the Euro at $1.40 for the remainder of 2009.

During the fourth quarter of 2009, the Company expects to recognize charges described under “Restructuring and Other Items” of approximately $7.0 million pre-tax, or $0.12 per diluted share.  These charges are excluded from the guidance for 2009 Adjusted Diluted EPS.

The revised guidance reflects, among other factors, the following expectations: no unusual slowness of customer orders for delivery in the current quarter; demand associated with government-sponsored vaccinations against the H1N1(A) virus strain will sustain through the quarter; anticipated pricing changes under existing contracts will be realized and lower raw material costs will continue. The Company continues to expect that 2009 capital spending will be between $110 million and $120 million.

The Company expects consolidated 2010 sales revenue to grow 3% to 5% from the expected 2009 revenue at constant exchange rates.  The expectation is based upon a recovery in volume demand associated with expected improvements in overall economic conditions globally, but does not include significant overall changes in pricing. The Company will provide further 2010 guidance when it announces results for the fourth quarter and full year 2009, in February 2010.

Third-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Daylight Time today. To participate on the call, please dial 210-839-8398 or 888-790-3758. The passcode is WST.

A live broadcast of the conference call will be available through the Company’s web site, www.westpharma.com, in the “Investor” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.  An online archive of the broadcast will be available at the site two hours after the live call and will be available through Tuesday, November 17, 2009, by dialing 866-346-1326 or 203-369-0000 and entering conference ID# 4311.

Exubera® is a registered trademark of Pfizer, Inc.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
Net sales	$258.9	100%	$256.2	100%	$762.3	100%	$806.3	100%
Cost of goods and services sold	187.2	72	190.2	74	542.6	71	573.3	71
Gross profit	71.7	28	66.0	26	219.7	29	233.0	29
Research and development	5.1	2	4.6	2	14.1	2	14.8	2
Selling, general and administrative expenses	44.3	17	41.5	16	132.3	17	122.5	15
Restructuring and other items	(3.9)	-1	1.8	1	(2.8)	-	(3.6)	-
Other expense, net	0.3	-	0.2	-	0.3	-	0.8	-
Operating profit	25.9	10	17.9	7	75.8	10	98.5	12
Interest expense, net	3.5	1	3.9	2	10.5	1	10.5	1
Income before income taxes	22.4	9	14.0	5	65.3	9	88.0	11
Income tax expense	6.0	2	0.8	-	14.6	2	20.0	3
Equity in net income of affiliated companies	0.8	-	0.3	-	1.6	-	0.8	-
Net Income	17.2	7%	13.5	5%	52.3	7%	68.8	8%
Less: net income attributable to noncontrolling interests	-		0.2		-		0.5
Net income attributable to common shareholders	$17.2		$13.3		$52.3		$68.3

Net income per share attributable to common shareholders:
Basic	$0.52		$0.41		$1.60		$2.11
Assuming Dilution	$0.50		$0.40		$1.53		$1.98

Average common shares outstanding	32.9		32.5		32.8		32.4
Average shares assuming dilution	36.4		36.2		36.3		36.1

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Net Sales:	2009	2008	2009	2008
Pharmaceutical Systems	$198.1	$190.5	$579.2	$610.6
Tech Group	62.9	68.3	192.0	204.3
Eliminations	(2.1)	(2.6)	(8.9)	(8.6)
Consolidated Total	$258.9	$256.2	$762.3	$806.3

Operating Profit (Loss):
Pharmaceutical Systems	$29.9	$23.1	$91.5	$107.0
Tech Group	2.6	5.1	13.4	13.5
General corporate costs	(3.7)	(3.9)	(13.1)	(14.0)
Stock-based compensation expense	(2.5)	(3.1)	(6.3)	(7.1)
U.S. pension expense	(4.3)	(1.5)	(12.5)	(4.5)
Restructuring and other items	3.9	(1.8)	2.8	3.6
Consolidated Total	$25.9	$17.9	$75.8	$98.5

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2009
(in millions, except per share data)

	As Reported September 30, 2009	Tax Benefits	Brazil Tax Amnesty	Non-GAAP September 30, 2009
Operating profit	$25.9	$-	$(3.9)	$22.0
Interest expense, net	3.5	-	-	3.5
Income before income taxes	22.4	-	(3.9)	18.5
Income tax expense	6.0	0.4	(2.2)	4.2
Equity in net income of affiliated companies	0.8	-	-	0.8
Net income	17.2	(0.4)	(1.7)	15.1
Less: net income attributable to noncontrolling interests	-	-	-	-
Net income attributable to common shareholders	$17.2	$(0.4)	$(1.7)	$15.1

Net income per diluted share attributable to common shareholders	$0.50	$(0.01)	$(0.04)	$0.45

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2008
(in millions, except per share data)

	As Reported September 30, 2008	Contract settlement costs(income)	Tax Benefits	Non-GAAP September 30, 2008
Operating profit	$17.9	$1.8	$-	$19.7
Interest expense, net	3.9	-	-	3.9
Income before income taxes	14.0	1.8	-	15.8
Income tax expense	0.8	0.7	2.2	3.7
Equity in net income of affiliated companies	0.3	-	-	0.3
Net income	13.5	1.1	(2.2)	12.4
Less: net income attributable to noncontrolling interests	0.2	-	-	0.2
Net income attributable to common shareholders	$13.3	$1.1	$(2.2)	$12.2

Net income per diluted share attributable to common shareholders	$0.40	$0.03	$(0.06)	$0.37

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2009
(in millions, except per share data)

	As Reported September 30, 2009	Restructuring	Brazil Tax Amnesty	Tax benefits	Non-GAAP September 30, 2009
Operating profit	$75.8	$1.1	$(3.9)	$-	$73.0
Interest expense, net	10.5	-	-	-	10.5
Income before income taxes	65.3	1.1	(3.9)	-	62.5
Income tax expense	14.6	0.4	(2.2)	2.1	14.9
Equity in net income of affiliated companies	1.6	-	-	-	1.6
Net income	52.3	0.7	(1.7)	(2.1)	49.2
Less: net income attributable to noncontrolling interests	-	-	-	-	-
Net income attributable to common shareholders	$52.3	$0.7	$(1.7)	$(2.1)	$49.2

Net income per diluted share attributable to common shareholders	$1.53	$0.02	$(0.04)	$(0.06)	$1.45

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2008
(in millions, except per share data)

	As Reported September 30, 2008	Restructuring	Contract settlement cost(income)	Tax benefits	Non-GAAP September 30, 2008
Operating profit	$98.5	$2.5	$(6.1)	$-	$94.9
Interest expense, net	10.5	-	-	-	10.5
Income before income taxes	88.0	2.5	(6.1)	-	84.4
Income tax expense	20.0	0.9	(2.1)	3.3	22.1
Equity in net income of affiliated companies	0.8	-	-	-	0.8
Net income	68.8	1.6	(4.0)	(3.3)	63.1
Less: net income attributable to noncontrolling interests	0.5	-	-	-	0.5
Net income attributable to common shareholders	$68.3	$1.6	$(4.0)	$(3.3)	$62.6

Net income per diluted share attributable to common shareholders	$1.98	$0.05	$(0.11)	$(0.09)	$1.83
Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

(1)
“Adjusted operating profit” and its components and “adjusted diluted earnings per share (EPS)” are defined as reported operating profit and reported diluted EPS excluding the impact of restructuring costs, discrete tax items and certain other significant items, as described below.  Management uses adjusted operating profit and adjusted diluted EPS to measure the business and compare operating results to prior periods.  Adjusted operating profit and adjusted EPS also are used, together with other measures, to set performance goals for determining payouts under annual and long-term incentive programs. We believe that investors’ understanding of our performance is enhanced by disclosing these measures.

The items excluded from adjusted operating profit and adjusted diluted EPS are:

Brazil Tax Amnesty Benefit:  During September 2009, we enrolled in a Brazil amnesty program which entitled us to a reduction in certain tax-related penalties, interest and other costs in exchange for our irrevocable declaration of all specified obligations.  As these tax-related obligations were previously accrued, the impact was a pre-tax gain of $3.9 million, or $1.7 million after-tax.

Restructuring Charges:  During both 2009 and 2008, we incurred restructuring and other related charges as part of our December 2007 plan to align the plant capacity and workforce of our Tech Group with its revised business outlook and as part of a longer-term strategy of focusing the business on proprietary products. The majority of these charges related to severance and other employee benefits and a smaller portion resulted from asset write-offs and other related costs. The restructuring program was substantially completed during the second quarter of 2009.

2008 Contract Settlement Costs (Income):  Under a February 2008 agreement reached with our former customer, Nektar Therapeutics, we received full reimbursement for, among other things, severance-related employee costs, inventory on hand, leases and other facility costs associated with the shutdown of operations at the former Exubera® device manufacturing facility.  During the first and second quarters of 2008, we received contract settlement payments from Nektar which more than offset related raw material, severance and facility costs, resulting in a net gain for the year-to-date period ended September 30, 2009.

Tax Benefits:  During the first nine months of both 2009 and 2008, we recognized discrete tax provision benefits as follows:
•	In 2009, we recognized a $2.1 million net income tax provision benefit principally resulting from the completion of a tax audit and the expiration of open tax periods in various tax jurisdictions.
•
In 2008, an agreement reached with the Republic of Singapore reduced our income tax rate in that country for a period of 10 years, on a retroactive basis back to July 2007, resulting in a $1.0 million tax benefit.

•	Also in 2008, we recognized a $2.3 million net tax provision benefit resulting from the expiration of open tax audit years in certain foreign tax jurisdictions.

(2)	Reconciliation of 2009 Adjusted Guidance to 2009 Reported Guidance is as follows:

Full Year 2009 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.08 to $2.13
Restructuring, net of tax	(0.14)
Brazil tax amnesty, net of tax	0.04
Discrete tax benefits	0.06
Reported guidance	$2.04 to $2.09

(3)	Reflects relative currency valuations, most significantly the Euro, which is reflected in our estimates for the remainder of the year at $1.48 per Euro.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Nine Months Ended September 30,
	2009	2008
Depreciation and amortization	$49.8	$45.4
Operating cash flow	$85.1	$91.0
Capital expenditures	$(76.4)	$(88.2)

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of September 30, 2009	As of December 31, 2008
Cash and Cash Equivalents	$79.5	$87.2
Debt	$397.0	$386.0
Equity	$565.7	$487.1
Net Debt to Total Invested Capital †	35.9%	38.0%
Working Capital	$236.3	$207.1

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

 Forward Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements.  West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement.  You should bear this in mind as you consider forward-looking statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;

•
competition from other providers in the Company’s businesses, including customers’  in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our products, including the availability and scope of relevant public and private health insurance reimbursement for prescription products, medical devices and components and medical procedures in which our customers’ products are employed or consumed;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•
the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs of the Company, including professional employees and persons employed under collective bargaining  agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products;

•	raw-material price escalation, particularly petroleum-based raw materials, and our ability to pass raw-material cost increases on to customers through price increases;

•	deflation of selling prices under contract requiring periodic price adjustments based on published cost-of-living or similar indices; and

•	claims associated with product quality, including product liability, and the related costs of defending and obtaining insurance indemnifying us for the cost of such claims.

Other Risks:

•	the cost and progress of development, regulatory approval and marketing of new products as a result of the Company’s research and development efforts;

•	the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets;

•
dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties, including costs and risks associated with planned upgrades to existing business systems;

•	the effects of a prolonged U.S. and global economic downturn or recession;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen;

•	changes in tax law or loss of beneficial tax incentives;

•	the conclusion of unresolved tax positions inconsistent with currently expected outcomes;

•	continued significant losses on investments of pension plan assets, relative to expected returns on those assets, could further increase our pension expense and funding obligations in future periods;

•	the potential delay, suspension or elimination of customers’ research and development efforts and overall spending resulting from continued uncertainty regarding federal healthcare reform efforts; and

other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K.  You should evaluate any statement in light of these important factors.